EX-35.5
(logo) WELLS FARGO

Wells Fargo Bank, NA

CMBS Department
MAC N9401-011
1055 10th Avenue S.E.
Minneapolis, MN 55414

March 7, 2013

Morgan Stanley Capital I Inc.
Attn: Stephen Holmes
1585 Broadway, 10th Floor
New York, NY 10036

RE: Annual Statement as to Compliance for Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates, Series 2012-C4

Pursuant to section 13.9 of the Pooling and Servicing Agreement dated as of March 1, 2012, the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., ("Wells Fargo", as Custodian), hereby certifies as follows for the calendar year 2012:

a. a review of such Custodian activities during the preceding calendar year and of such Custodian performance under this Agreement, or the applicable sub servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer's supervision and

b. to the best of such officer's knowledge, based on such review, such Custodian has fulfilled all its obligations under this Agreement, or the applicable sub servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year.

Certified By:

/s/ Jean Paul Pendergrass
Jean Paul Pendergrass
Assistant Vice President

Wells Fargo Bank, N.A.